Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2017 UNAUDITED FINANCIAL RESULTS

BEIJING, October 27, 2017 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group, today reported unaudited financial results for the third quarter ended September 30, 2017.

Third Quarter Highlights

•	Total revenues were US$516 million up 26% year-over-year and 12% quarter-over-quarter.

•	Brand advertising revenues were US$75 million, down 33% year-over-year and 13% quarter-over-quarter.

•	Sogou[1] revenues were US$257 million, up 55% year-over-year and 22% quarter-over-quarter.

•	Online game revenues were US$132 million, up 34% year-over-year and 8% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$104 million, or US$2.67 loss per fully-diluted share. Non-GAAP[2] net loss attributable to Sohu.com Inc. was US$93 million, or US$2.38 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “We had mixed results in the third quarter. While greater efforts are needed to get our brand advertising business back on a growth track, we are pleased with the solid performance of our search and online game businesses. Total revenues reached US$516 million, up 26% year-over-year and 12% quarter-over-quarter. For the Sohu Media Portal, we focused on growing the user base by consistently enhancing the content and design of the Sohu News App. Sohu Video witnessed steady growth of its subscription business, thanks to our newly-released original dramas. Sogou’s top-line comfortably exceeded its prior guidance, driven by robust growth in mobile search revenues. And for Changyou, its flagship TLBB PC and mobile games performed well and continued to generate strong cash flow for our Group.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In the third quarter, Sogou continued to expand market share in mobile search, propelled by robust traffic growth. Mobile search traffic grew by 38% year-over-year, driving a 24% increase in total search traffic. Total revenue reached $257 million, an increase of 55% a year ago and 22% from the previous quarter, continuously outpacing industry growth. We made new progress with our product collaboration with Tencent. Specifically, Tencent began testing the integration of Sogou Search into Weixin, which allows its users to access all internet information through Sogou’s general search function from within Weixin. We’ve also advanced our AI technology research and product applications. Our proven technologies in natural language processing continued to enable the transition from search into Q&A.”

Third Quarter Financial Results

Revenues

Total revenues for the third quarter of 2017 were US$516 million, up 26% year-over-year and 12% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related advertising businesses, for the third quarter of 2017 were US$300 million, up 15% year-over-year and up 10% quarter-over-quarter.

Brand advertising revenues for the third quarter of 2017 totaled US$75 million, down 33% year-over-year and 13% quarter-over-quarter. The year-over-year and quarter-over-quarter decrease was mainly attributable to a decline in revenues from large advertisers as well as an adverse real estate advertising market.

[1]	Sogou operates the search and search-related business and also offers Web and mobile games developed by third-party developers and other products and services to users. In the statements of operations, revenues from Sogou’s search and search-related services are recorded as “Search and search-related advertising” revenue, and Sogou’s revenues from such third-party games and other products and services offered to users are recorded as “Others” revenue.
[2]	Non-GAAP results exclude share-based compensation expense and an impairment loss recognized with respect to available-for-sale securities of an investee that is unrelated to the Company’s current business operations. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Search and search-related advertising revenues for the third quarter of 2017 were US$225 million, up 50% year-over-year and 21% quarter-over-quarter. The increases were mainly attributable to robust traffic growth and improved monetization on the mobile end.

Online game revenues for the third quarter of 2017 were US$132 million, up 34% year-over-year and 8% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly due to the revenue contribution of the Legacy TLBB mobile game, which was launched in the middle of the second quarter of 2017.

Gross Margin

Both GAAP and non-GAAP gross margin for the third quarter of 2017 was 49%, compared with 46% in the third quarter of 2016 and 40% in the second quarter of 2017.

Both GAAP and non-GAAP gross margin for the online advertising business for the third quarter of 2017 was 36%, compared with 32% in the third quarter of 2016 and 19% in the second quarter of 2017.

Both GAAP and non-GAAP gross margin for the brand advertising business in the third quarter of 2017 was -1%, compared with 8% in the third quarter of 2016 and -45% in the second quarter of 2017. The year-over-year decrease was mainly due to decreased video ad revenues. In the second quarter of 2017, the Company recognized impairment charges of approximately US$45 million in video content cost, which impacted gross margin for the quarter.

Both GAAP and non-GAAP gross margin for the search and search-related advertising business in the third quarter of 2017 was 49%, compared with 49% in the third quarter of 2016 and 48% in the second quarter of 2017.

Both GAAP and non-GAAP gross margin for online games in the third quarter of 2017 was 87%, compared with 76% in the third quarter of 2016 and 91% in the second quarter of 2017. The year-over-year increase in gross margin was due to the impact of the Legacy TLBB mobile game, which Changyou launched the game in the second quarter of 2017. Changyou recognizes revenue from Legacy TLBB on a net basis after revenue-sharing with the third-party licensee operator.

Operating Expenses

For the third quarter of 2017, GAAP operating expenses totaled US$335 million, up 40% year-over-year and 50% quarter-over-quarter. Non-GAAP operating expenses were US$329 million, up 45% year-over-year and 56% quarter-over-quarter. The year-on-year increase was mainly due to a one-off impairment charge of US$87 million that Changyou recognized in relation to the MoboTap business. The quarter-over-quarter increase was mainly due to the impairment charge and to a lesser extent from increases in compensation and marketing expenses.

Operating Loss

GAAP operating loss for the third quarter of 2017 was US$81 million, compared with an operating loss of US$52 million in the third quarter of 2016 and an operating loss of US$40 million in the second quarter of 2017.

Non-GAAP operating loss for the third quarter of 2017 was US$75 million, compared with an operating loss of US$38 million in the third quarter of 2016 and an operating loss of US$27 million in the second quarter of 2017.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$16 million for the third quarter of 2017, compared with income tax expense of US$1 million in the third quarter of 2016 and income tax expense of US$13 million in the second quarter of 2017.

Net Loss

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for the third quarter of 2017 was US$102 million, compared with a net loss of US$42 million in the third quarter of 2016 and net loss of US$48 million in the second quarter of 2017. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for the third quarter of 2017 was US$90 million, compared with a net loss of US$29 million in the third quarter of 2016 and net loss of US$35 million in the second quarter of 2017.

GAAP net loss attributable to Sohu.com Inc. for the third quarter of 2017 was US$104 million, or US$2.67 loss per fully-diluted share, compared with a net loss of US$75 million in the third quarter of 2016 and a net loss of US$89 million in the second quarter of 2017. Non-GAAP net loss attributable to Sohu.com Inc. for the third quarter of 2017 was US$93 million, or US$2.38 loss per fully-diluted share, compared with a net loss of US$65 million in the third quarter of 2016 and a net loss of US$72 million in the second quarter of 2017.

Liquidity

As of September 30, 2017, cash and cash equivalents and short-term investments held by Sohu Group, minus short-term bank loans, were US$1.28 billion, compared with US$1.30 billion as of December 31, 2016.

Business Outlook

As Sogou has filed a registration statement on Form F-1 with the U.S. Securities and Exchange Committee relating to a proposed initial public offering, the Company is not providing fourth quarter financial guidance for Sogou, or for the Sohu Group as a whole. For Changyou, we estimate for the fourth quarter:

•	Total revenue to be between US$145 million and US$155 million, including online game revenue of US$110 million to US$120 million;

•	Non-GAAP net income attributable to Chanyou.com Limited to be between US$35 million and US$40 million, and non-GAAP income per fully-diluted ADS to be between US$0.66 and US$0.76. Share based compensation to be around US$2 million, assuming no new grants of share-based awards and that the market price of Changyou’s ADSs is unchanged. Taking into account the elimination of the impact of these share-based awards, GAAP net income attributable to Changyou.com to be between US$33 million and US$38 million, and GAAP income per fully-diluted ADS to be between US$0.63 and US$0.72.

For the fourth quarter 2017 guidance, the Company has adopted a presumed exchange rate of RMB6.60=US$1.00, as compared with the actual exchange rate of approximately RMB6.83=US$1.00 for the fourth quarter of 2016, and RMB6.67=US$1.00 for the third quarter of 2017.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense and impairment loss recognized with respect to available-for-sale securities of an investee that is unrelated to the Company’s current business operations, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; Sohu’s reliance on online advertising sales, online games and mobile services for its revenues; and the possibility that market conditions, adverse changes in Sogou’s business or prospects, or other factors could prevent Sogou from conducting and completing its proposed IPO. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the quarter ended June 30, 2017.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, October 27, 2017 (8:30 p.m. Beijing/Hong Kong time, October 27, 2017) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on October 27 through November 2, 2017. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	98350015

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) develops and operates a diverse portfolio of PC and mobile games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-first year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Sep. 30, 2016
Revenues:
Online advertising
Brand advertising	$74,832	$86,071	$110,871
Search and search-related advertising	225,363	186,747	150,667

Subtotal	300,195	272,818	261,538

Online games	132,427	122,398	98,553
Others	83,439	65,952	50,491

Total revenues	516,061	461,168	410,582

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $278, $182, $265, respectively)	75,733	124,730	102,137
Search and search-related advertising (includes stock-based compensation expense of $0, $2, $4 respectively)	115,422	96,692	76,457

Subtotal	191,155	221,422	178,594

Online games (includes stock-based compensation expense of $4, $44, $26, respectively)	17,560	11,613	23,719
Others	53,679	45,159	20,571

Total cost of revenues	262,394	278,194	222,884

Gross profit	253,667	182,974	187,698

Operating expenses:
Product development (includes stock-based compensation expense of $2,247, $4,925, $4,105, respectively)	105,162	100,146	90,007
Sales and marketing (includes stock-based compensation expense of $344, $930, $752, respectively)	111,935	94,845	110,584
General and administrative (includes stock-based compensation expense of $3,682, $6,597, $8,018, respectively)	31,038	27,657	38,670
Goodwill impairment and impairment of intangibles via acquisitions of businesses	86,882	—	—

Total operating expenses	335,017	222,648	239,261

Operating loss	(81,350)	(39,674)	(51,563)

Other income/(loss)	(5,068)	3,306	3,678
Interest income	6,497	5,813	6,327
Interest expense	(1,141)	(205)	(209)
Exchange difference	(5,032)	(4,528)	702

Loss before income tax expense	(86,094)	(35,288)	(41,065)

Income tax expense	15,927	12,764	974

Net loss	(102,021)	(48,052)	(42,039)

Less: Net income attributable to the noncontrolling interest shareholders	1,939	40,131	32,775

Net loss attributable to Sohu.com Inc.	(103,960)	(88,183)	(74,814)

Basic net loss per share attributable to Sohu.com Inc.	$(2.67)	$(2.27)	$(1.93)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,877	38,855	38,728

Diluted net loss per share attributable to Sohu.com Inc.	$(2.67)	$(2.28)	$(1.94)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,877	38,855	38,728

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep. 30, 2017	As of Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,040,564	$1,050,957
Restricted time deposits	1,501	—
Short-term investments	304,264	247,926
Accounts receivable, net	280,372	189,167
Prepaid and other current assets	228,206	260,133
Assets held for sale (a)	—	103,079

Total current assets	1,854,907	1,851,262

Long-term investments	86,585	74,273
Fixed assets, net	529,734	503,631
Goodwill (a)	70,957	68,290
Intangible assets, net	31,463	32,131
Restricted time deposits	270	269
Prepaid non-current assets	4,205	4,734
Other assets	27,162	29,100

Total assets	$2,605,283	$2,563,690

LIABILITIES
Current liabilities:
Accounts payable	$270,939	$193,209
Accrued liabilities	342,555	324,876
Receipts in advance and deferred revenue	131,723	118,951
Accrued salary and benefits	72,635	92,475
Taxes payable	73,118	40,014
Short-term bank loan	61,027	—
Other short-term liabilities	146,115	159,315
Liabilities held for sale (a)	—	3,902

Total current liabilities	$1,098,112	$932,742

Long-term accounts payable	778	744
Long-term tax payable	30,901	32,625
Deferred tax liabilities	45,860	39,784

Total long-term liabilities	$77,539	$73,153

Total liabilities	$1,175,651	$1,005,895

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	779,777	993,580
Noncontrolling Interest	649,855	564,215

Total shareholders’ equity	$1,429,632	$1,557,795

Total liabilities and shareholders’ equity	$2,605,283	$2,563,690

Note:

(a)	In the third quarter of 2016, the Changyou’s management had an intention to divest Changyou’s interest in MoboTap. Therefore, the assets and liabilities of MoboTap were recognized as assets-held-for-sale and liabilities-held-for-sale, respectively, in Changyou’s financial statements for the third and fourth quarters of 2016. In the first quarter of 2017, due to the suspension of negotiations with the potential buyers of MoboTap, Changyou’s management determined that the disposal was unlikely to be completed within one year. As a result, the assets-held-for-sale and liabilities-held-for-sale related to MoboTap have been reclassified as assets and liabilities in the Changyou’s balance sheet since March 31, 2017. In the third quarter of 2017, Changyou recognized impairment charges related to the MoboTap business.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Sep. 30, 2017				Three Months Ended Jun. 30, 2017				Three Months Ended Sep. 30, 2016
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		278	(a)			182	(a)			265	(a)

Brand advertising gross profit	$(901)	$278		$(623)	$(38,659)	$182		$(38,477)	$8,734	$265		$8,999

Brand advertising gross margin	-1%			-1%	-45%			-45%	8%			8%

		—	(a)			2	(a)			4	(a)

Search and search-related advertising gross profit	$109,941	$—		$109,941	$90,055	$2		$90,057	$74,210	$4		$74,214

Search and search-related advertising gross margin	49%			49%	48%			48%	49%			49%

		278	(a)			184	(a)			269	(a)

Online advertising gross profit	$109,040	$278		$109,318	$51,396	$184		$51,580	$82,944	$269		$83,213

Online advertising gross margin	36%			36%	19%			19%	32%			32%

		4	(a)			44	(a)			26	(a)

Online games gross profit	$114,867	$4		$114,871	$110,785	$44		$110,829	$74,834	$26		$74,860

Online games gross margin	87%			87%	91%			91%	76%			76%

Others gross profit	$29,760	$—	(a)	$29,760	$20,793	$—	(a)	$20,793	$29,920	$—	(a)	$29,920

Others gross margin	36%			36%	32%			32%	59%			59%

		282	(a)			228	(a)			295	(a)

Gross profit	$253,667	$282		$253,949	$182,974	$228		$183,202	$187,698	$295		$187,993

Gross margin	49%			49%	40%			40%	46%			46%

Operating expenses	$335,017	$(6,273)	(a)	$328,744	$222,648	$(12,452)	(a)	$210,196	$239,261	$(12,875)	(a)	$226,386

		6,555	(a)			12,680	(a)			13,170	(a)

Operating loss	$(81,350)	$6,555		$(74,795)	$(39,674)	$12,680		$(26,994)	$(51,563)	$13,170		$(38,393)

Operating margin	-16%			-14%	-9%			-6%	-13%			-9%

Income tax expense	$15,927	$—	(a)	$15,927	$12,764	$—	(a)	$12,764	$974	$—	(a)	$974

		12,309	(a)			12,680	(a)			13,147	(a)

Net (loss) /income before non-controlling interest	$(102,021)	$12,309		$(89,712)	$(48,052)	$12,680		$(35,372)	$(42,039)	$13,147		$(28,892)

		6,555	(a)			12,680	(a)			13,147	(a)
		(1,017)	(b)			4,254	(b)			(2,806)	(b)
		5,754	(c)			—	(c)			—	(c)

Net loss attributable to Sohu.com Inc. for diluted net loss per share	$(103,960)	$11,292		$(92,668)	$(88,698)	$16,934		$(71,764)	$(75,286)	$10,341		$(64,945)

Diluted net loss per share attributable to Sohu.com Inc.	$(2.67)			$(2.38)	$(2.28)			$(1.85)	$(1.94)			$(1.68)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,877			38,877	38,855			38,855	38,728			38,728

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou attributable to the above non-GAAP adjustments.
(c)	To adjust impairment loss of available-for-sale securities of an investee that is unrelated to the Company’s current business operations.